                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Sunrise Assisted Living, Inc., as listed below, of our report dated February 24, 2003, with respect to the consolidated financial statements of Sunrise Assisted Living, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

     REGISTRATION
      STATEMENT
        NUMBER            FORM                                 DESCRIPTION
-----------------------------------------------------------------------------------------------------------------------------

333-05257               Form S-8         1995 Stock Option Plan, as amended, 1996 Directors' Stock Option Plan, Stock
                                         Option Agreement entered into, effective January 4, 1995, by and between Sunrise
                                         Assisted Living, Inc. and David W. Faeder
333-38430               Form S-8         1996 Non-Incentive Stock Option Plan, as Amended
333-26837               Form S-8         1997 Stock Option Plan
333-57291               Form S-8         1996 Directors' Stock Option Plan, as Amended
333-57293               Form S-8         1998 Stock Option Plan
333-78313               Form S-8         1999 Stock Option Plan
333-78543               Form S-8         Karrington Health, Inc. 1996 Incentive Stock Plan
333-38432               Form S-8         2000 Stock Option Plan
333-61918               Form S-8         2001 Stock Option Plan
333-88570               Form S-8         2002 Stock Option and Restricted Stock Plan
333-61914               Form S-8         Employee Stock Purchase Plan
333-85622               Form S-3         $125 million of 5  1/4% Convertible Subordinated Notes due February 1, 2009


                                                         /s/ Ernst & Young LLP

McLean, VA
March 25, 2003